EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-3 File No. 333-278590, Form S-4 File No. 333-278589 and on Form S-8 File Nos. 333-230967, 333-232754, 333-249986, 333-268220 and 333-289153 of our report dated February 26, 2026 with respect to the consolidated financial statements of Asure Software, Inc. (the “Company”) and our report dated February 26, 2026 with respect to the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAS P.C.

Los Angeles, California
February 26, 2026